QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

Settlement Agreement for Third Omnibus Claims Objection
ETS Payphones, Inc. and UPO

        This agreement entered into as of the 28th day of February, 2003, by and between ETS Payphones, Inc., the reorganized debtor in Case No. 00-3570 (KJC) pending in the United States Bankruptcy Court for the District of Delaware ("Debtor"), and United Payphone Owners (RES) LLP ("UPO") and the individual members thereof (the "Member(s)") (the "Settlement Agreement") shall fully and finally resolve the issues raised in the Third Objection (as hereinafter defined) and the numerous responses filed thereto by UPO and the Members. The parties hereto agree to the following:

        1.     The claims listed on Exhibit A to the Reorganized Debtor's Third Omnibus (Substantive) Objection to Claims (Disallowance of Waived Claims) (Docket No. 2678)(the "Third Objection") and any other claims filed by or on behalf of ZBI, Inc. ("ZBI") shall be disallowed in their entirety.

        2.     The claims listed on Exhibit B to the Third Objection filed by ZBI, Inc. or United Payphone Owners or any of the Members or any other Members of UPO (collectively, "UPO") shall be allowed at eighty percent (80%) of the amount listed in the "Claim Amount" column in Exhibit B to the Third Objection (or 80% of the amount listed in Debtor's books and records if the member's claim is not listed on Exhibit B to the Third Objection), unless such claimant has (i) successfully obtained a refund of its capital contribution, "Restart" or "Rescue Me" deposit or other funds paid to ZBI, UPO, its general partner(s) or managing member(s),Old Mission Assessment Company or Financial World Companies, Inc. and (ii) effectively rescinded its membership in UPO prior to January 1, 2003. If the claimant obtained a refund and rescinded its membership in UPO prior to January 1, 2003 as set forth herein, then such claimant shall have its claim allowed in the amount listed in the "Claim Amount" column on Exhibit B to the Third Objection (or the amount listed for such claimant in the Debtor's books and records if such claimant is not listed on Exhibit B to the Third Objection). All such claims referred to herein shall receive distribution from Debtor in accordance with the treatment for Class 4 Payphone Investor Claims in the First Amended Joint Plan of Reorganization confirmed on November 14, 2001 (Docket No. 1754).

        3.     The Members will not, by the mere fact of UPO accepting this settlement, lose any right to seek the rescission of their capital contribution, "Restart" or "Rescue Me" deposit, or any other remaining interests that the Members may have against UPO or its general partner(s) or managing member(s), Old Mission Assessment Corp. or Financial World Companies, Inc. This settlement does not prevent UPO from asserting that such settlement conferred a benefit to such Members or a distribution to such Members.

        4.     UPO consents to the direct distribution by Debtor pursuant to the Joint Plan to the claimants as listed in Exhibit "B" to the Third Objection. UPO shall also immediately modify or amend any applicable document of UPO which allows either of those entities to control such claims, be that control by virtue of the contribution of such interest to one of the entities as being the basis for an ownership interest in such entity or by virtue of a power of attorney or other similar document granting authority to act for the underlying Member. Any and all such power shall revert to the Member individually. The modification or amendment shall remove, in full any right of UPO to sell, transfer, vote, pledge or otherwise affect such interests in Debtor. The direct distribution to the Member will be treated as a distribution to the Members of UPO in accordance with applicable tax and otherwise applicable state law.

        5.     Upon receipt of their distribution pursuant to the Joint Plan for Class 4 Payphone Investor Claims (the "Reorganized ETS Stock"), the Members who receive Reorganized ETS Stock shall be prohibited and restricted from selling or transferring Reorganized ETS Stock for a period of six (6) months from the date of distribution thereof. If, after the initial six (6) month period elapses, a Member desires to sell or transfer any portion or all of the Reorganized ETS Stock, only twenty-five percent (25%) of any individual Member's shares may be sold during any subsequent fiscal quarter until the second anniversary of the distribution date of the stock. Upon the expiration of the second anniversary of the distribution date of the stock, the Reorganized ETS Stock may be sold without the aforementioned restriction. Debtor shall have a right of first refusal to purchase in whole or in part any portion of the Reorganized ETS Stock distributed to claimants that is proposed to be sold or transferred to any person other than a Permitted Transferee (as defined hereinafter) for two (2) years from the distribution date thereof, which right shall be exercisable on or before the fourteenth (14) day upon receipt of written notification of the proposed sale or transfer by the Member. UPO or OMAC shall pay to Debtor any costs of the transfer agent, if any, associated with implementing the quarterly sale restriction on the individual claimants during the initial two (2) year period.

        6.     In addition to any legends required by applicable securities laws, all certificates representing any shares of Reorganized ETS Stock that are subject to the provisions of this Settlement Agreement shall have endorsed thereon legends substantially as follows:

    The securities represented by this certificate are subject to the terms of a certain Settlement Agreement, dated February 28, 2003, to which the registered holder, or his or its predecessor in interest, is a party, which agreement provides for certain obligations of sale and purchase. Such agreement is on file at the principal office of this corporation and affects the transferability of the shares represented by this certificate.

        7.     Before effecting any proposed transfer of Reorganized ETS Stock, the Members shall give written notice describing fully the proposed transfer, including the number of shares of Reorganized ETS Stock proposed to be transferred, the name and address of the proposed transferee(s) and the proposed transfer price, and the fair market value of any proposed non-cash consideration (the "Transfer Notice"). The Transfer Notice shall have attached thereto a copy of the proposed transferee(s)' offer, if written, and otherwise shall contain an accurate summary of the offer of the proposed transferee(s), which must be a bona fide offer. At any time within the fourteen (14)-day period immediately following the receipt of the Transfer Notice, Debtor may elect to purchase, in whole or in part, the shares of Reorganized ETS Stock subject to the Transfer Notice at the price per share set forth therein. If Debtor and the purchasers fail to exercise this right of first refusal in a timely manner upon the terms set forth in the Transfer Notice, or if they elect to purchase all such subject shares, but fail to close the purchases thereof within the period specified herein, then the selling shareholder may, not later than one hundred twenty (120) days following delivery of the Transfer Notice, transfer that portion of the subject shares not purchased by Debtor and/or the purchasers on the terms and conditions described in such Transfer Notice. Any proposed transfer on terms and conditions materially different from those described in the Transfer Notice, as well as any proposed transfer by the selling shareholder after the expiration of such 120-day period, shall again be subject to the right of first refusal and shall require compliance by the selling shareholder with the procedure described in this section.

        8.     This right of first refusal shall not apply to (i) any pledge of shares of Reorganized ETS Stock made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer of shares of Reorganized ETS Stock by gift or bequest or through inheritance to, or for the benefit of, any ancestor, descendant or the spouse of existing shareholder; or (iii) any transfer of shares of Reorganized ETS Stock to a trust for the benefit of any person described in clause (ii) (persons to whom or which the transfers described in this section are made being referred to herein as "Permitted Transferees"); provided, however, that each Permitted Transferee shall be subject to the terms of this section. Except as limited by this Settlement Agreement, all rights, remedies and entitlement of the shareholders hereunder may be assigned in full or in part to any Permitted Transferee together with the securities being assigned. All Permitted Transferees shall be required as a condition of such transfer to agree in writing that they will receive and hold such shares of Reorganized ETS Stock or interest therein subject to the provisions of this Settlement Agreement, including the right of first refusal. Any sale or transfer of any such shares shall be void unless the provisions of this section are met.

        9.     The right of first refusal provided in paragraph 7 of this Settlement Agreement shall not apply to offers or sales of permitted amounts (not more than 25% per fiscal quarter) of Reorganized ETS

Stock that are traded over the OTC Bulletin Board or its successor market, the Bulletin Board Exchange (together, the "OTCBB"); provided that the following conditions (the "OTCBB Conditions") are satisfied prior to any listing or trading: (i) shares of Reorganized ETS Stock shall have been listed and traded on the OTCBB for not less than sixty (60) immediately preceding consecutive days, (ii) there shall be not less than three (3) OTCBB participating market makers regularly and actively engaged in quoting bid and ask prices on the OTCBB, (iii) there shall be trading volume of not less than one million (1,000,000) shares traded within the five (5) immediately preceding days. Prior to engaging in any listing or trading activities on the OTCBB, any holder of Reorganized ETS Stock subject to this Agreement desirous of selling its shares on the OTCBB shall send the required Transfer Notice and list OTCBB as the proposed purchaser and the average closing bid and ask prices for the aggregate five (5) immediately preceding day period instead of the proposed transfer price.

        10.   UPO agrees to provide Debtor a complete list of its Members and or those individuals on whose authority it is authorized to act within seven (7) days of the execution of executing this Settlement Agreement. In addition, UPO agrees to provide Debtor a complete list and such other information as may be reasonably requested by Debtor (including but not limited to copies of canceled checks) to demonstrate those Members who effectively rescinded their membership in UPO as set forth herein prior to January 1, 2003.

        11.   Notwithstanding anything contained herein to the contrary, no individual involved in ownership or management of OMAC (save and except for Frank Hooper and/or Financial World Companies Inc, and then only with regard to the claim held as to Lease numbers 11511 and 10437 for $113,460 and $111,820 respectively, which shall be treated as any other Member who has not rescinded their membership) shall be entitled to receive or purchase any Reorganized ETS Stock. UPO and its managing member OMAC shall provide to Debtor a comprehensive list of the individuals involved in ownership or management of OMAC within seven (7) days of the execution of this agreement. If any Reorganized ETS Stock is inadvertently distributed to any individual involved in ownership or management of OMAC, such individual shall be deemed to hold such shares in trust for the benefit of Debtor and shall immediately surrender such shares to Debtor.

        12.   UPO has obtained, or shall have obtained prior to the approval of this Settlement Agreement by the Bankruptcy Court, all material consents, authorizations or approvals of any third parties and limited partners required to be obtained in connection with the execution, delivery and performance of this Settlement Agreement. Any notice, demand or request required or permitted to be given under the provisions of this Settlement Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile, overnight express delivery, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct in writing in accordance with this section (telephone numbers are provided to assist in coordination, but telephone conversations do not constitute notice):

If to the UPO:

    (a)
    Frank Hooper
    United Payphone Owners, LLP
    8936 East Sun Lakes Boulevard, South
    Sun Lakes, Arizona 85248
    Telephone: (480) 883-8509

    (b)
    Ian Herman
    Old Mission Assessment Corp.
    3908 South Ocean Boulevard, #1
    Highland Beach, Florida 33487

    with copies to:

    Brian A. Sullivan
    Werb & Sullivan
    300 Delaware, Ave., 10th Floor
    P.O. Box 25046
    Wilmington, Delaware 19899
    Telephone: (302) 652-1100
    Facsimile: (302) 652-1111

      and

    E. Paul Keiffer
    Hance Scarborough Wright Ginsburg & Brusilow
    1401 Elm Street, Suite 4750
    Dallas, Texas 75202
    Telephone: (214) 651-6500
    Facsimile: (214) 744-2615

If to Debtor:

    Guy A. Longobardo, CEO
    ETS Payphones, Inc.
    Suite G, 1490 Westfork Drive
    Lithia Springs, Georgia 30122
    Telephone: (770) 819-1600
    Facsimile: (770) 819-1682

    with copies to:

    Shannon Lowry Nagle
    Powell Goldstein, Frazer & Murphy LLP
    191 Peachtree Street, 16th Floor
    Atlanta, GA 30303
    Telephone: (404) 572-6600
    Facsimile No.: 404-572-6999

        IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of this 28th day of February 2003.

UNITED PAYPHONE OWNERS, LLP
BY:
FINANCIAL WORLD COMPANIES, INC., General Partner
By:
Name:
Title:
ETS PAYPHONES, INC.
By:
Name:
Title:
Agreed to for purposes of Paragraph 11 only by: Old Mission Assessment Corp.
Name: Ian Herman Title: Chairman

QuickLinks

Settlement Agreement for Third Omnibus Claims Objection ETS Payphones, Inc. and UPO